PROSPECTUS SUPPLEMENT NO. 11                                   Filed pursuant to
(To Prospectus dated September 20, 1996)                          Rule 424(b)(3)
                                                      Registration No. 333-07879

$275,000,000

NTL Incorporated
7% Convertible Subordinated Notes Due 2008

     This Prospectus Supplement No. 11 supplements and amends the Prospectus dated September 20, 1996, as amended and supplemented by the Prospectus Supplements dated April 15, 1997, May 23, 1997, October 24, 1997, November 18, 1997, February 18, 1998, March 18, 1998, April 2, 1998, May 13, 1998 and August
20, 1998, August 24, 1998 (the "Prospectus"), relating to the 7% Convertible Subordinated Notes Due 2008 (the "Convertible Notes") of NTL Incorporated (formerly known as International CableTel Incorporated) (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes.

     The table on pages 68 and 69 of the Prospectus sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement amends that table by replacing item 79 of that table with the corresponding item set forth below and (ii) adding item 80 set forth below to that table.

     Selling Holder                                          Principal Amount
                                                           of Convertible Notes

"79. Associated Electric & Gas Insurance Service............   $    425,000
 80. Any other holder of Convertible Notes or future
     transferee from such holder............................   $          -
     Total..................................................   $275,000,000"

     The Prospectus, together with this Prospectus Supplement No. 11, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

     Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 10 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus Supplement No. 11 is February 10, 1999.